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                                                                   EXHIBIT 12(A)

                      STATEMENT RE COMPUTATION OF EARNINGS
                               TO FIXED CHARGES


                                                        Three Months
                                                       Ended March 31,                                  Year ended December 31,
                                                       --------------                                   ----------------------
 (dollars in thousands)                               1996       1995        1995        1994        1993        1992        1991
                                                      ----       ----        ----        ----        ----        ----        ----
Interest expense                                   $314,875   $307,342   $1,311,676    $890,605    $681,554    $836,035  $1,233,258
Portion of net rental expense estimated to be
  representative of the interest factor               4,005      3,671       14,737      14,638      14,098      13,530      12,389
                                                   --------   --------   ----------  ----------  ----------  ----------  ----------
   Fixed charges                                    318,880    311,013    1,326,413     905,243     695,652     849,565   1,245,647


Income before income taxes                          179,214    151,609      625,694     582,095     488,575     329,035     385,035
                                                   --------   --------   ----------  ----------  ----------  ----------  ----------
    Income before income taxes and fixed charges   $498,094   $462,622   $1,952,107  $1,487,338  $1,184,227  $1,178,600  $1,630,682
Consolidated ratio of earnings to fixed charges
  (including interest on deposits)                   1.56 x      1.49 x      1.47 x      1.64 x      1.70 x      1.39 x      1.31 x
                                                   ========   =========  ==========  ==========  ==========  ==========  ==========

Interest expense                                   $314,875   $307,342   $1,311,676    $890,605    $681,554    $836,035  $1,233,258
Less: Interest on deposits                         (180,890)  (171,825)    (721,475)   (542,727)   (529,802)   (706,873) (1,033,145)
Portion of net rental expense estimated to be
  representative of the interest factor               4,005      3,671       14,638      14,638      14,098      13,530      12,389
                                                   --------   --------   ----------  ----------  ----------  ----------  ----------
   Fixed charges excluding interest on deposits     137,990    139,188      604,839    362,516      165,850     142,692     212,502


Income before income taxes                          179,214    151,609      625,694     582,095     488,575     329,035     385,035
                                                   --------   --------   ----------  ----------  ----------  ----------  ----------
    Income before income taxes and fixed charges   $317,204   $290,797   $1,230,533    $944,611    $654,425    $471,727    $597,537
Consolidated ratio of earnings to fixed charges
  (excluding interest on deposits)                   2.30 x     2.09 x       2.03 x      2.61 x      3.95 x      3.31 x      2.81 x
                                                   ========   ========   ==========  ==========  ==========  ==========   =========


   * The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges are defined as interest expense and the portion of net rental expense estimated to be representative of the interest factor.